Exhibit 99.1

DYNACQ HEALTHCARE, INC. ANNOUNCES

HIRING OF CHIEF OPERATING OFFICER

Dynacq Healthcare, Inc. (the “Company”) (OTCBB:DYII - News) announced the hiring of Alan Beauchamp as its new Chief Operating Officer.

Mr. Beauchamp brings exceptional healthcare industry, business management and leadership experience to Dynacq. During his career, he was the President/CEO for several healthcare-related businesses. Prior to joining the Company, Mr. Beauchamp was the CEO of Doctors Hospital Parkway and Doctors Hospital Tidwell. In this role, he successfully evaluated and initiated positive endeavors at those healthcare facilities for HEALTHPLUS+ Corporation.

“This appointment will solidify and strengthen Dynacq’s senior management team,” said Chiu Chan, Dynacq’s CEO. “I am delighted that Alan Beauchamp has agreed to step into the COO’s role at this time. Alan will provide the leadership, continuity of Dynacq’s vision and the business experience necessary to continue to move the Company forward and position it for long-term growth. Given his extensive experience in the healthcare industry, we realized that Alan is ideally suited to take on this important responsibility,” Chan continued.

Prior to joining the HEALTHPLUS+ Corporation, Mr. Beauchamp was the President/CEO, as well as an investor, for four software companies, including Optimum Inc., a healthcare information system software development company (sold in 2001). Prior to his position as President/CEO of those software companies, Mr. Beauchamp was a principal and President/CEO of Premier Analytical Laboratories, one of only 72 SAMSHA approved forensic drug testing laboratories in the United States. He was also a principal of Mid-America Healthcare Group that owned four healthcare facilities in the Houston area. Throughout his distinguished career, Mr. Beauchamp has spent 29 years in the healthcare industry focused on hospital operations.

Mr. Beauchamp has a Bachelor of Business Administration degree in Accounting from Texas A&M University.

Dynacq Healthcare Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Contact:

Dynacq Healthcare Inc., Houston

Christina L. Gutel-Williams, 713-378-2000

christina.gutel@dynacq.com

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.